Exhibit 99
General Electric Capital Corporation
Condensed Statement of Earnings

	Three months ended March 31,
(Dollars in millions, Unaudited)	2013	2012	V %

Revenues
Revenues from services	$11,509	$11,310
Sales of goods	26	30
Total revenues	11,535	11,340	2%

Costs and expenses
Costs of sales, operating and administrative expenses	4,938	4,522
Interest	2,400	3,185
Investment contracts, insurance losses and insurance
annuity benefits	689	771
Provision for losses on financing receivables	1,488	863
Total costs and expenses	9,515	9,341	2%

Earnings from continuing operations before
income taxes	2,020	1,999	1%
Benefit (provision) for income taxes	(82)	(215)
Earnings from continuing operations	1,938	1,784	9%

Earnings (loss) from discontinued operations,
net of taxes	(109)	(197)

Net earnings	1,829	1,587	15%
Less net earnings attributable to
noncontrolling interests	11	12
Net earnings attributable to GECC	$1,818	$1,575	15%

Amounts attributable to GECC
Earnings from continuing operations	$1,927	$1,772	9%
Earnings (loss) from discontinued operations, net of taxes	(109)	(197)
Net earnings attributable to GECC	$1,818	$1,575	15%

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General Electric Capital Corporation
Summary of Operating Segments

	Three months ended March 31,
(Dollars in millions, Unaudited)	2013	2012	V	%

Revenues
Commercial Lending and Leasing (CLL)	$3,507	$4,340	(19)%
Consumer	3,891	3,877	–%
Real Estate	1,657	836	98%
Energy Financial Services	343	239	44%
GE Capital Aviation Services (GECAS)	1,379	1,331	4%
Total segment revenues	10,777	10,623	1%
GECC corporate items and eliminations	758	717	6%
Total revenues	$11,535	$11,340	2%

Segment profit
CLL	$398	$664	(40)%
Consumer	523	829	(37)%
Real Estate	690	56	F
Energy Financial Services	83	71	17%
GECAS	348	318	9%
Total segment profit	2,042	1,938	5%
GECC corporate items and eliminations	(115)	(166)	31%
Earnings from continuing operations
attributable to GECC	1,927	1,772	9%
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	(109)	(197)	45%
Net earnings attributable to GECC	$1,818	$1,575	15%

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General Electric Capital Corporation
Condensed Statement of Financial Position

	March 31,	December 31,
(In billions, Unaudited)	2013	2012

Assets
Cash & marketable securities	$116.0	$110.4
Inventories	0.1	0.1
Financing receivables - net	258.3	269.0
Property, plant & equipment - net	52.5	53.0
Goodwill & intangible assets	28.2	28.3
Other assets	72.3	76.0
Assets of businesses held for sale	0.2	0.2
Assets of discontinued operations	1.9	2.3

Total assets	$529.5	$539.3

Liabilities and equity
Borrowings and bank deposits	$385.6	$397.3
Investment contracts, insurance liabilities and insurance annuity benefits	28.7	28.7
Other liabilities	28.4	28.1
Liabilities of businesses held for sale	—	0.2
Liabilities of discontinued operations	2.3	2.4
GECC shareowners' equity	83.9	81.9
Noncontrolling interests	0.6	0.7

Total liabilities and equity	$529.5	$539.3

(3)